Exhibit 2.2
DESCRIPTION OF THE COMPANY’S REGISTERED SECURITIES

 Cenntro Electric Group Limited ACN 619 054 938 (the “Company,” “we,” “us” and “our”) has the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares	CENN	The Nasdaq Capital Market

Capitalized terms used but not defined herein have the meanings given to them in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2021.

ORDINARY SHARES

The following description of our ordinary shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by the Company’s Constitution, as adopted at the Extraordinary General Meeting on December 21, 2021 and effective at the closing of the Combination on December 30, 2021, and by the Corporations Act  and any other applicable Australian law concerning companies, as amended from time to time.

A copy of the Company’s Constitution was filed as an exhibit to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on January 5, 2022 as Exhibit 3.1 and is incorporated by reference to this Annual Report on Exhibit 1.1. See Item 19, “Exhibits.”

General

At December, 31 2021, 261,256,254 of the Company’s ordinary shares were issued and outstanding.

Dividend Rights

Subject to the Corporations Act, the common law applicable to Australia and our Constitution, ordinary shareholders are entitled to receive such dividends as may be declared by the directors. If the directors determine that a final or interim dividend is payable, it is (subject to the terms of issue of any shares or class of shares) paid on all shares (other than partly paid shares) proportionate to the amount for the time being paid on each share (excluding amounts credited). Dividends may be paid by cheque, electronic transfer or any other method as the directors determine.

The directors have the power to capitalize and distribute the whole or part of the amount from time to time standing to the credit of any reserve account or otherwise available for distribution to shareholders. The capitalization and distribution must be in the same proportions which the shareholders would be entitled to receive if distributed by way of a dividend.

Subject to the Corporations Act, the common law applicable to Australia, the Constitution and the relevant rules and regulations of Nasdaq, the directors may pay a dividend out of any fund or reserve or out of profits derived from any source.

Voting Rights

Each of our ordinary shareholders is entitled to receive notice of and to be present, to vote and to speak at general meetings. Subject to any rights or restrictions attached to any shares, on a show of hands each ordinary shareholder present has one vote and, on a poll, one vote for each fully paid share held, and for each partly paid share, a fraction of a vote equivalent to the proportion to which the share has been paid up. Voting may be in person or by proxy, attorney or representative.

Two shareholders must be present to constitute a quorum for a general meeting and no business may be transacted at any meeting except the election of a chair and the adjournment of the meeting, unless a quorum is present when the meeting proceeds to business.

Variation of Class Rights

The Corporations Act provides that if a company has a constitution that sets out the procedure for varying or cancelling rights attached to shares in a class of shares, those rights may be varied or cancelled only in accordance with the procedure.

The rights attached to any class of shares (including the Ordinary Shares) may only be varied with the consent in writing of members holding at least three-quarters of the shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of shares of that class.

Preemptive Rights

Ordinary shareholders do not have preemptive rights.

Directors

There must be a minimum of three directors and a maximum of 12 directors unless our shareholders in a general meeting resolve otherwise. The directors may set a maximum number of directors less than the current maximum in accordance with the Corporations Act and the Nasdaq Listing Rules. We must hold an election of directors at each annual general meeting of the company. Each director, other than the managing director, is designated as either a class I, II or III director. A director designated as a class III director must retire (and, unless he or she gives notice to the contrary, will be submitted for re-election) at the 2022 annual general meeting and at every third annual general meeting thereafter, if a person eligible for election to the office of a class III director has been validly nominated by the members for election as a director in their place. A director designated as a class II director must retire (and, unless he or she gives notice to the contrary, will be submitted for re-election) at the 2023 annual general meeting and at every third annual general meeting thereafter, if a person eligible for election to the office of a class II director has been validly nominated by the members for election as a director in their place. A director designated as a class I director must retire (and, unless he or she gives notice to the contrary, will be submitted for re-election) at the 2024 annual general meeting and at every third annual general meeting thereafter, if a person eligible for election to the office of a class I director has been validly nominated by the members for election as a director in their place. A director appointed to fill a casual vacancy, who is not a managing director, holds office until the conclusion of the next annual general meeting following his or her appointment.

In connection with the Combination, NBG entered into the Relationship Agreement. In accordance with the Acquisition Agreement and the Relationship Agreement, the Board consists of five directors, including the Wang Parties Nominee Directors and Mr. Davis-Rice, NBG’s former chief executive officer and the director designated by NBG. The Relationship Agreement further provides that for so long as the Wang Parties collectively beneficially own at least 10% of the issued and outstanding Ordinary Shares, in the event that any of the Wang Parties Nominee Directors are removed as a director by members pursuant to section 203D of the Corporations Act, Mr. Wang may give notice in writing to the Company of the person that the Wang Parties wish to nominate in place of that previous Wang Parties Nominee Director, together with their consent to act, and the Company must ensure that such individual is appointed as a Wang Parties Nominee Director of the same class of director as the previous nominee within two business days of receipt of such notice and signed consent to act.

Our Constitution provides that no person shall be disqualified from the office of director or prevented by such office from contracting with us, nor shall any such contract or any contract or transaction entered into by or on our behalf in which any director shall be in any way interested be or be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to us for any profit realized by or arising in connection with any such contract or transaction by reason of such director holding office or of the fiduciary relationship thereby established. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon. However, a director who has a material personal interest in a matter that is being considered by the directors must not be present at a meeting while the matter is being considered nor vote on the matter, except where permitted by the Corporations Act.

Each director is entitled to remuneration from our company for his or her services as decided by the directors but the total amount provided to all directors for their services as directors must not exceed in aggregate in any financial year the amount fixed by us in general meeting. The remuneration of an executive director must not include a commission on, or a percentage of, profits or operating revenue. Remuneration may be provided in the manner that the directors decide, including by way of non-cash benefits. There is also provision for directors to be paid extra remuneration (as determined by the directors) if they devote special attention to our business or otherwise perform services which are regarded as being outside of their ordinary duties as directors or, at the request of the directors, engage in any journey on our business. Directors are also entitled to be paid all travelling and other expenses they incur in attending to our affairs, including attending and returning from general meetings or board meetings, or meetings of any committee engaged in our business.

Directors also may exercise all the powers of the company to borrow or raise money, to charge any of the company’s property or business or any of its uncalled capital, and to issue debentures or give any security for a debt, liability or obligation of the company or of any other person.

General Meetings

A general meeting of shareholders may be called by a directors’ resolution or as otherwise provided in the Corporations Act. The Corporations Act requires the directors to call a general meeting on the request of shareholders with at least 5% of the vote that may be cast at the general meeting. Shareholders with at least 5% of the votes that may be cast at a general meeting may also call, and arrange to hold, a general meeting themselves. In addition, where it is impracticable to call the meeting in any other way, an Australian court of competent jurisdiction may order a meeting of our members to be called.

The Corporations Act requires at least 21 clear days of notice to be given for a general meeting. Notice of a general meeting must be given to each person who, at the time of giving the notice, is a member, director or auditor of ours, or is entitled to a share because of the death of a shareholder (and who has satisfied the directors of his or her right to be registered as the holder of, or to transfer, the shares).

The notice of meeting must include the date and time of the meeting, the location, planned business for the meeting, information about any proposed special resolutions and information about proxy votes.

Changes in Capital

Australian law does not have a limit on the authorized share capital that may be issued and does not recognize the concept of par value. Subject to the Corporations Act, the company may resolve to convert or reclassify shares from one class to another and the directors may do anything required to give effect to that resolution.

Indemnity

We have agreed to indemnify our current and past directors and other executive officers on a full indemnity basis and to the fullest extent permitted by law against all liabilities incurred by the director or officer as a result of their holding office or a related body corporate.

We maintain, to the extent permitted by law, insurance for each director and officer against any liability incurred by the director or officer as a result of their holding office or a related body corporate.

Disposal of assets

The Corporations Act does not specifically preclude a company from disposing of its assets, or a significant portion of its assets. Subject to any other provision which may apply, a company may generally deal with its assets as it sees fit without seeking shareholder approval.

Rights of non-resident or foreign shareholders not residing in, or foreign to, Australia

There are no specific limitations in the Corporations Act which restrict the acquisition, ownership or disposal of shares in an Australian company by non-resident or foreign shareholders not residing in, or foreign to, Australia. The Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) regulates investment in Australian companies and may restrict the acquisition, ownership and disposal of our shares by non-resident or foreign shareholders not residing in, or foreign to, Australia.